Exhibit 11

                           GreenMan Technologies, Inc.
                     Statement Regarding Net Loss per Share
                                 March 31, 2000

                                                Three Months Ended            Six Months Ended
                                            March 31,       March 31,     March 31,      March 31,
                                              1999            2000           1999           2000
                                          ------------    -----------    -----------    -----------
Loss from continuing operations .......   $ (1,229,791)      (656,752)   $(1,340,220)      (715,804)

Loss from discontinued operations .....       (990,901)            --     (1,101,285)            --
                                          ------------     ----------    -----------     ----------

Net loss ..............................   $ (2,220,692)      (656,752)   $(2,441,505)      (715,804)
                                          ============     ==========    ===========     ==========

Net loss per share:

Continuing operations .................   $      (0.11)         (0.05)         (0.14)         (0.06)

Discontinued operations ...............          (0.09)            --          (0.11)            --

Net loss ..............................          (0.20)         (0.05)         (0.25)         (0.06)
                                          ============     ==========    ===========     ==========

Weighted average shares outstanding ...     11,171,235     11,990,716      9,788,142     11,904,032
                                          ============     ==========    ===========     ==========